SCHEDULE I

Effective December 1, 2014

COMPENSATION

FUNDS AND TRUSTS

Equity Fund(s)	Trust
Columbia Large Value Quantitative Fund	Columbia Funds Series Trust II

FEE RATE

With respect to each Equity Fund above, the fee with respect to Class T Shares shall be an aggregate annual rate of not more than 0.25% of the Fund’s average daily net assets attributable to Class T Shares for shareholder liaison services and administrative support services.

With respect to each Bond Fund above, the fee with respect to Class T Shares shall be an aggregate annual rate of not more than 0.15% of the Fund’s average daily net assets attributable to Class T Shares for shareholder liaison services and administrative support services.

IN WITNESS THEREOF, the parties hereto have executed the foregoing Schedule I as of December 1, 2014.

COLUMBIA FUNDS SERIES TRUST II

By:	/s/ Michael G. Clarke
Name:	Michael G. Clarke
Title:	Chief Financial Officer

COLUMBIA MANAGEMENT INVESTMENT DISTRIBUTORS, INC.

By:	/s/ Jeffrey F. Peters
Name:	Jeffrey F. Peters
Title:	Managing Director and Head of Global Institutional Distribution